UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

Broadwood Partners, L.P.

Broadwood Capital, Inc.

Neal C. Bradsher

Richard T. LeBuhn

Natalie R. Capasso

Raymond A. Myers

Jason J. Martin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 9, 2025, Broadwood Partners, L.P., collectively with its affiliates, updated its website, www.LetSTAARShine.com, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference. The website included (i) an article published on October 8, 2025 by Bloomberg, “AI Insurance Is Expensive: P(doom), STAAR Surgical projections, Bitcoin life insurance and YouTube self-help,” a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference; (ii) an article published on October 9, 2025 by Investing.com, “Glass Lewis recommends against STAAR-Alcon merger, bolstering Broadwood’s campaign,” a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference; and (iii) a press release issued on October 7, 2025 by Defender Capital, an investor in the Company, “Defender Capital Opposes STAAR Surgical’s Proposed Sale to Alcon,” a copy of which is attached hereto as Exhibit 4 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting of stockholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on September 26, 2025 and is available here.

Exhibit 1

RESOURCES Broadwood Materials Broadwood Investor Presentation – October 2 Broadwood Proxy Statement - September 24 Broadwood Letter to Shareholders – September 24 Views of Others Defender Capital Opposes STAAR Surgical’s Proposed Sale to Alcon Yunqi Capital, One of STAAR Surgical Company’s Largest Shareholders, Reiterates Its Opposition to the Proposed Merger with Alcon Yunqi Capital, 5.1% Holder, Announces Intention to Vote Against the Proposed Sale to Alcon A Commentary by Two Industry Executives SIGN UP FOR UPDATES SUBSCRIBE First Name Last Name Email © 2025 Let STAAR Shine. All rights reserved. Terms of Use. Privacy Policy. Disclaimer. MEDIA August Strategic Communications Scott Deveau / Jeremy Jacobs (323) 805 - 8919 Broadwood@augustco.com INVESTOR CONTACT Saratoga Proxy Consulting, LLC John Ferguson / Joseph Mills (888) 368 - 0379 or (212) 257 - 1311 jferguson@saratogaproxy.com jmills@saratogaproxy.com HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT

Exhibit 1-1

PRESS/MEDIA Media October 9 , 2025 Investing . com, October 9 th – Glass Lewis recommends against STAAR – Alcon merger, bolstering Broadwood’s campaign October 8, 2025 Bloomberg Opinion, October 8th – AI Insurance Is Expensive: P(doom), STAAR Surgical projections, Bitcoin life insurance and YouTube self - help September 25, 2025 CTFN, September 25 – Former CEO outlines case for shareholders to reject deal at current price September 11, 2025 Investing.com, September 11 – Exclusive: Shareholder revolt threatens Alcon’s takeover of STAAR Surgical September 2, 2025 Reuters, September 2 – STAAR shareholder Broadwood says it opposes Alcon’s proposed takeover September 2, 2025 MassDevice, September 2 – Alcon faces opposition from Staar Surgical’s largest shareholder in planned acquisition September 2, 2025 Medical Device Network, September 2 – STAAR Surgical’s largest shareholder opposes Alcon takeover Press October 8, 2025 Broadwood Partners: Leading Advisory Firm Glass Lewis Urges STAAR Shareholders to Vote “AGAINST” Sale to Alcon October 8, 2025 Broadwood Partners Questions Integrity of STAAR Surgical’s Last - Minute Forecast Change and Fairness Opinion in Sale to Alcon October 6, 2025 Broadwood Partners Issues Letter to STAAR Surgical’s Board Questioning Its Judgment in Proposed Sale to Alcon October 4, 2025 Broadwood Partners Publishes Presentation Detailing Opposition to STAAR Surgical’s Sale to Alcon September 24, 2025 September 24 – Broadwood Partners Files Definitive Proxy Statement Soliciting STAAR Surgical Stockholders to Vote “AGAINST” Proposed Acquisition by Alcon September 2, 2025 September 2 – Broadwood Announces Intent to Vote Against Acquisition of STAAR Surgical by Alcon © 2025 Let STAAR Shine. All rights reserved. Terms of Use. Privacy Policy. Disclaimer. MEDIA August Strategic Communications Scott Deveau / Jeremy Jacobs (323) 805 - 8919 Broadwood@augustco.com INVESTOR CONTACT Saratoga Proxy Consulting, LLC John Ferguson / Joseph Mills (888) 368 - 0379 or (212) 257 - 1311 jferguson@saratogaproxy.com jmills@saratogaproxy.com HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT

Exhibit 1-2

Exhibit 2

AI Insurance Is Expensive

P(doom), STAAR Surgical projections, Bitcoin life insurance and YouTube self-help.

October 8, 2025 at 1:12 PM EDT

By Matt Levine

AI insurance

One question you might ask is: Will modern artificial intelligence models go rogue and enslave or wipe out humanity? That question gets a lot of attention, including from people who run big AI labs, who do not always answer “no,” the rascals.

Another question you might ask is: If modern AI models do go rogue and enslave or wipe out humanity, who will pay for that? This is perhaps not quite a well-formed question. If AI wipes out humanity, there will be no humans left to sue, so nobody will pay for that. If AI enslaves humanity, presumably nobody will be allowed to sue, so nobody will pay. “It may be difficult to know what role money will play in a post-[artificial general intelligence] world,” says OpenAI, the rascals.

But for now, in the US in 2025, the natural response to any bad thing that happens is a lawsuit, so the natural question about the potential bad consequences of anything is “who will pay if we get sued?” There is something annoying about that, but also something nice. The modern United States has built a broadly (not perfectly) effective system for internalizing externalities. If you do something that makes money for you but harms someone else, you’re gonna get sued. If you do something that makes money for you but has some probability of harming someone else, then you will probabilistically get sued, and if you are a responsible modern American business with a normal cautious board of directors, you will prepare for that by buying insurance. Your hypothetical future probability of harming someone becomes a real cost to you today: You have to pay for the insurance, and the insurance company will have some model to estimate how probable and expensive the harm might be and will charge you accordingly. The more probabilistically harmful your business is in the future, the more expensive it is to operate today. Not perfectly — there are many unnoticed or mispriced risks and many businesses that are undercapitalized for the risks they face — but in broad theory.

And so if you go around saying “we are building a product that has a 20% chance of wiping out humanity, tee hee,” and then the next day you go to your insurance broker and inquire about pricing for wipe-out-humanity insurance, your broker will say “let’s see, 20% times all of the wealth in the world equals more than you’ve got,” and you won’t get the insurance, and you’ll go back to your board and say “bad news we can’t get insurance for our maybe-wipe-out-humanity product,” and the board will say “hmm it was a good idea but we gotta shut it down if we can’t get insurance,” and you’ll say “ugh fine,” and you’ll shut it down, and the evil omniscient demon inside your computer will say “ah drat” just before you pull the plug on him forever. And humanity will blunder on, saved from probabilistic extinction by the quiet heroism of insurance actuaries.

No, I mean, that is the plot of my science fiction novel, but obviously it is not what will happen.1 You’ll just go ahead without insurance, with some combination of starry-eyed tech optimism and IBGYBG reasoning: Your product probably won’t wipe out humanity, but if it does, no one will sue you (because they’ll be dead) and you won’t have to pay them anything (because you’ll be dead). The only state of the world in which wipe-out-humanity insurance would pay out is the state in which you won’t need it.2 Still maybe you’ll be a little nervous. It is not too hard to imagine quite dire scenarios in which there’d still be people around to sue you, and courts for them to sue in. Ideally you would get insurance for those intermediate cases. Almost-wipe-out-humanity insurance, etc.

Here’s a fun Financial Times story about AI insurance:

OpenAI and Anthropic are considering using investor funds to settle potential claims from multibillion-dollar lawsuits, as insurers balk at providing comprehensive coverage for the risks associated with artificial intelligence.

1.	I’m hypothetically writing a whole series of science fiction novels about killer AI being thwarted by American litigiousness. Previously: “If I were a science fiction writer I would be working on a story about venture capitalists building a runaway artificial intelligence that will likely enslave or destroy humankind, only to be thwarted by a minor poet suing them for copyright violations for scraping her poems. Terminator: Fair Use Doctrine. What if fastidious enforcement of intellectual property rights is all that stands between us and annihilation by robots?”

2.	Also, of course, this is a reason for an insurer to *sell* it to you. Like I’d happily sell OpenAI insurance against the complete extinction of humanity for a million bucks. I’m not sure what insurance regulators would say about this.

Exhibit 2-1

The two US-based AI start-ups have traditional business insurance coverage in place, but insurance professionals said AI model providers will struggle to secure protection for the full scale of damages they may need to pay out in future.

OpenAI, which has tapped the world’s second-largest insurance broker Aon for help, has secured cover of up to $300mn for emerging AI risks, according to people familiar with the company’s policy.

Another person familiar with the policy disputed that figure, saying it was much lower. But all agreed the amount fell far short of the coverage to insure against potential losses from a series of multibillion-dollar legal claims.

Aon declined to comment on individual companies. But Kevin Kalinich, head of cyber risk at Aon, said of the insurance sector broadly, “we don’t yet have enough capacity for [model] providers”.

He added of insurers, “what they can’t afford to pay is if an AI provider makes a mistake that ends up as . . . a systemic, correlated, aggregated risk”.

This seems to be largely about copyright violations, now, but “an AI provider makes a mistake that ends up as a systemic, correlated, aggregated risk” covers a lot of more exciting possibilities.

Also, though, in some loose sense this is all right-way risk: The bigger and more systemically important OpenAI’s products turn out to be, (1) the more money it will make and (2) the more liability risk it will have. You could imagine scenarios in which a small AI lab unleashes a product that wipes out humanity without even making any money first, but in a world of expensive AI infrastructure they’re not the most likely scenarios. The central scenario is more like “cool chatbot, then lucrative slop feed, then complete integration into all aspects of government and the military, then wipe out humanity.” The rough answer to “whom will you sue when AI dominates humanity” is “the dominant AI company,” so:

Two people with knowledge of the matter said OpenAI has considered “self insurance”, or putting aside investor funding in order to expand its coverage. The company has raised nearly $60bn to date, with a substantial amount of the funding contingent on a proposed corporate restructuring.

One of those people said OpenAI had discussed setting up a “captive” — a ringfenced insurance vehicle often used by large companies to manage emerging risks. Big tech companies such as Microsoft, Meta and Google have used captives to cover internet-era liabilities such as cyber or social media.

Man that’s a fun job, being the existential risk actuary for the OpenAI existential risk captive insurer. Come to think of it, another fun job would be the chief investment officer for the OpenAI captive insurer. Could you get OpenAI to build you good AI models to pick stocks? Could you just trade ahead of OpenAI’s own investment deals?

STAAR

One way to think about public-company mergers and acquisitions is that the shareholders of the target company are selling it, and another company or private equity firm is buying it, and the target company’s management are the brokers. The deal only gets done if the buyer and the shareholders are willing to buy and sell at the same price, but the buyer and the shareholders do not ordinarily negotiate with each other; the company’s managers negotiate for them. If the deal gets done, the managers generally get a big fee, in the form of change-of-control payments, accelerated vesting of stock options, etc. If the deal does not get done, the managers don’t get any special payment and have to keep doing their day jobs.3

In this model, the goal of the managers is to get the buyer and the shareholder to agree on a price. But of course the buyer generally wants to pay a low price, and the shareholders generally want to get a high price. How can the managers bridge that gap? There are all sorts of possibilities. They can find a buyer who has an idiosyncratically high valuation of the company and is careless with money, or a buyer whose own business combines nicely with the target to create valuable synergies. They can run an auction to find the buyer with the highest valuation. They can look for a mutually beneficial trade where the buyer and the shareholders value different things: “This company has tons of upside for the right private equity buyer but is too risky for public shareholders,” or “this social media company does not really make money for its shareholders but could be a way for the right billionaire to influence politics.”

3.	This is not the only model — often the managers *want* to keep doing their day jobs, don’t want to be acquired, and have to be paid to even consider a deal — but it is sometimes a useful one.

Exhibit 2-2

But perhaps the most general approach is to persuade the buyer that the company will make a lot of money and persuade the shareholders that it won’t. You go to a meeting with the buyer and you talk about how good the company is, you bring in the most satisfied customers and employees to talk about the business, you share wildly optimistic projections for next year’s sales. And then you go to a meeting with the shareholders and you talk about how bad the company is, you mention the most dissatisfied customers, you share extremely pessimistic projections for next year. The buyers are like “this company is great I’ll pay $40,” the shareholders are like “this company is garbage I’d sell for $25,” and there’s plenty of room to get a deal done.4

Obviously that is too schematic. For one thing, the managers have a fiduciary duty to maximize value for the shareholders, and they can’t really trick the buyer either; they are supposed to be honest brokers, and generally they are. For another thing, the managers don’t really have private meetings with the shareholders: They communicate with the shareholders through public proxy statements, so everyone can see the case they make for the deal. Even their meetings with the buyer aren’t entirely private: The merger proxy statement will contain a lot of disclosure about how the deal was negotiated, including the back-and-forth over price and a summary of any financial projections the managers shared with the buyer. Everyone can see what everyone else saw; there is only so much the managers can do to shade each side’s valuation.

In particular, the target company’s managers will hire an investment bank to help sell the company. The bank will get the company’s projections and use them to build valuation models and materials for potential buyers, and to negotiate the price with the buyer. Then, when the deal is negotiated, the bank will produce a fairness opinion for the target’s board of directors, saying that the deal is financially fair to the shareholders. The fairness opinion will contain a set of valuations of the company — “public trading multiples imply a price of $27 to $38 per share, precedent transactions imply $31 to $55, a discounted cash flow model implies $37 to $51,” that sort of thing — and (hopefully) the actual merger price will be somewhere within the range of at least some of the valuations. Then the board will say “seems fair” and approve the deal, and then fairness opinion will be included in the merger proxy for the shareholders to vote on the deal.

The shareholders won’t get the bank’s entire model, but the disclosure will give them at least some sense of the inputs that the bank used. Those inputs will include management’s financial projections, which the buyers will also get, and both the buyer and the target’s bank will use management’s projections in valuing the company. Both the buyer and the bank might take the projections with a grain of salt, and they might discount them differently, but in theory you’d sort of expect the buyer and the seller to be starting from the same set of numbers.

In August, the board of directors of STAAR Surgical Co. agreed to sell the company to Alcon Research LLC for $28 per share in cash, for a total equity value of about $1.5 billion. That price represented about a 51% premium to STAAR’s market price when the deal was signed, though the stock had been trading over $30 per share last November. Even in the deal announcement, STAAR’s management was careful to be like “you should be glad to be rid of this dog, shareholders”:

“We believe the transaction with Alcon represents the best path forward and provides the greatest value for STAAR shareholders,” said Stephen Farrell, CEO of STAAR. “As we’ve shared, fluctuating demand in China over the past two years has continued to create significant headwinds for STAAR as a standalone company. I’m proud of our team’s efforts to address recent challenges, but there is more work to do. As a significantly larger company, Alcon has the capabilities and scale to accelerate EVO ICL adoption and bring our innovative technology to more surgeons and patients worldwide.”

Dr. Elizabeth Yeu, Chair of the STAAR Board of Directors, said, “The STAAR Board is committed to maximizing value for shareholders. We have determined that this carefully negotiated transaction is in the best interest of STAAR shareholders as it delivers immediate and certain value at a significant premium, value that exceeds what we believe could be achieved under STAAR’s standalone strategy.”

4.	In certain broker-dealer models you could then buy from the sellers at $25, sell to the buyers at $40, and clip the $15 spread, but that is not generally a possibility that is open to the managers of a public company. You have to get agreement on one price, but it's easier to get agreement if the sellers are pessimistic and the buyers are optimistic.

Exhibit 2-3

Subsequent communications to shareholdrs have been even gloomier; here’s one from Monday quoting pessimistic research analysts and noting that “prior to the Alcon transaction, the median sell-side analyst price target for STAAR was only $19.00 per share.” (The shareholders will vote on the deal on Oct. 23.) But the shareholders are not all pleased. Today Broadwood Partners LP, which owns 27.5% of STAAR’s stock, put out a press release:

Management spent most of 2025 publicly touting the progress on its turnaround plan, while assuring investors that short-term challenges were abating and that STAAR’s future was bright.

That was before the management team realized it could make tens of millions of dollars quickly by selling STAAR to Alcon, even for a woefully inadequate price of $28 per share.

As recently as July 23, 2025, management projected that the Company would generate twice as much EBITDA in 2027 as the most profitable year in STAAR’s history. Then, just ten days later — notably, after Alcon agreed to pay $28 per share for STAAR, triggering the accelerated vesting of management’s unearned shares and $55 million in compensation upon closing of the deal — management suddenly revised its forecast, sharply reducing its 2027 EBITDA forecast by 20%.

Despite what the Board now claims, creating two sets of projections within ten days during an M&A process — one for enticing a counterparty to bid, and another to justify an otherwise inadequate price that resulted from a cursory and failed negotiation — is highly unusual and suspect.

STAAR’s proxy statement explains the two sets of projections:

STAAR management prepared certain preliminary unaudited prospective financial information for STAAR on a standalone basis for fiscal years 2025 through 2027. … The July Diligence Projections were provided to Alcon in July 2025 as part of its due diligence process. Following the preparation of the July Diligence Projections, STAAR’s management team continued to refine and assess its estimates and judgments for STAAR’s future operations, incorporating further risk-adjusted expectations for net sales of ICLs and new product introductions. Management considered multiple factors, including emerging competition in China, that could impact growth rates and overall future financial results to arrive at the expectations reflected in the Projections. Relative to [these later] Projections, the July Diligence Projections assumed incremental ICL net sales in 2026 and 2027 and incremental net sales attributable to ongoing and accelerated new product introductions in 2027. In early August 2025, the Projections were provided to the Board in connection with its evaluation of the Merger, and were provided to Citi and approved by STAAR for Citi’s use and reliance in connection with Citi’s financial analysis and opinion.

The July projections provided to Alcon included adjusted earnings before interest, taxes, depreciation and amortization of $142 million in 2027; the August projections provided to STAAR’s bankers for their fairness opinion — after the management team had a bit more time to “refine and assess its estimates and judgments” — had $113 million of 2027 EBITDA.5 It is a bit unusual to prepare two sets of projections, a good one for the buyer and a bad one for the seller, and disclose them both. But it kind of makes sense!

Crypto narrow banking

A theme around here is that the funding model of banking, though common, is risky. Banks take money from depositors who can ask for it back at any time, and they use that money to make long-term loans. There is a duration mismatch: If the depositors all do ask for their money back at once, the bank won’t have it, and disaster will ensue. This is a well-understood problem, and there are important mechanisms — central banks as lenders of last resort, deposit insurance, liquidity and capital regulation, etc. — to mitigate it.

But even so, in recent years, we have seen a bit of a retreat from this traditional “maturity transformation” in banking, and a bit of a move toward narrow banking. Some depositors don’t put their money in traditional banks, but instead put it in “narrow banks” (like money-market funds and stablecoins) that park it in safe short-dated government-backed instruments (Fed reserves, Treasury bills). Meanwhile risky long-term loans are increasingly made by private credit funds, which get a lot of their money from, paradigmatically, life insurance companies. The idea is that life insurance companies — unlike banks — have long-term, stable funding: They get money from customers and give it back in the form of annuities (with fixed payments over some term) or death benefits (hopefully many years later). So life insurers are natural sources of long-term loans.

5.	Citi’s fairness opinion includes a discounted cash flow analysis valuing the company at $17.70 to $37.50 per share. If I just naively increase those numbers by 26% (that is, the difference between $142 million and $113 million of projected EBITDA in the terminal year for the July projections), I get $22.24 to $47.12 per share. So $28 is still in the range.

Exhibit 2-4

Crypto relearns a lot of the lessons of traditional finance, including this one. In 2022 there was a crypto banking crisis: There were a lot of crypto shadow banks (lending platforms and exchanges) that took crypto from depositors who could ask for it back at any time and used it to make often quite long-term loans. The loans went bad, the depositors asked for their crypto back, and various crypto platforms — Celsius, Voyager, Genesis, FTX — blew up. This is a well-understood problem, but people conveniently forgot it during the boom, and crypto had no mechanisms — no lender of last resort, no deposit insurance, no particular discipline about capital or liquidity — to mitigate it.

The obvious solution is that crypto life insurers should make the crypto loans? Bloomberg’s Muyao Shen reports:

Apollo, Northwestern Mutual, Pantera Capital and Stillmark are joining Bain Capital and crypto investor Haun Ventures to back the Bitcoin life insurance firm Meanwhile in a $82 million funding round.

The Bermuda-regulated insurer, which claims to be the first life insurer to offer products entirely denominated in crypto, began to provide policies in 2023. The firm invests policyholders’ premiums by lending Bitcoin to large, regulated financial institutions. Zac Townsend, a co-founder and chief executive officer of Meanwhile, said the firm is now “one of the largest lenders of Bitcoin in the world at duration,” or over longer periods of time.

“We are not running a hedge fund or trading desk or worried about the price of Bitcoin day-to day or week-to-week or month-to-month,” Townsend said in an interview. “We engage on this side of the business in institutional B2B, private credit.”

I mean. Yes. Also there’s a tax trade:

Meanwhile’s life insurance products also provide tax advantages for Bitcoin holders. After two years, policyholders can borrow up to 90% of their policy’s Bitcoin value in a tax-free manner, according to the firm’s website. The borrowed Bitcoin will adopt a new cost basis, allowing the policyholders to sell the Bitcoin without triggering capital gains taxes.

Tai Lopez

We talked last month about allegations that Retail Ecommerce Ventures, which bought RadioShack and other brands out of bankruptcy and pivoted them to online commerce, was a Ponzi scheme. We had actually talked about REV before, because in 2021 Tai Lopez, an REV co-founder who was charged last month, said he was “taking RadioShack on the blockchain, it’ll be the first huge mainstream brand that flipped completely into a crypto.” What I did not know was that Lopez is a famous peddler of YouTube self-help programs who is best known for, like, keeping his Lamborghini in his library, or his books in his garage, or something? Here’s a fun New York Magazine story about Lopez, his YouTube fame (“He once tweeted out a poll asking his followers: ‘Do you believe I’m a scam? Haha.’ Over 1,700 people said yes.”) and the Ponzi charges (another YouTuber’s “video on the indictment was titled ‘its always the guy you suspect the most’”):

[As REV was collapsing], Lopez also went dark. He is the kind of person who is posting all day every day on multiple social-media fronts, so fans noticed when he disappeared even for a few weeks in the late fall of 2022. In an appearance on the business-focused podcast The Iced Coffee Hour on December 12, 2022, he calmly addressed his absence. Wearing a pink polo and a black Carhartt beanie, he said that he had read the second chapter of Sigmund Freud’s Civilization and Its Discontents some “300 times” and suggested that REV’s business was doing well. As for his recent timeout on social media, he said that with a “personal brand, sometimes you need a sabbatical.”

I’m increasingly convinced that buying RadioShack out of bankruptcy and pivoting it to become a vaporous online blockchain influencer brand was kind of a good idea. That’s what you need in this meme-y market, a nostalgic name combined with some crypto nonsense. But turning it into a Ponzi scheme really is the logical extension of that idea.

Things happen

Cantor Seeks New Deal on UBS Hedge Fund Unit Over First Brands Exposure. Jefferies Fund Has $715 Million in First Brands’ Trade Debt. Fifth Third’s $11 Billion Deal Sparks Hope for Bank Merger Wave. Polymarket Founder Is Youngest Self-Made Billionaire on Intercontinental Exchange Deal. Anglo American defends due diligence on $50bn merger as Teck cuts copper forecasts. SEC’s Atkins Says Ballooning Private Markets Not a Systemic Risk. Barr Sees Big Bank Deregulation as Threat to Community Banks. IMF and BoE warn AI boom risks ‘abrupt’ correction. Kentucky Bourbon Bust Derails Spirit Maker’s Plan to Pay Bank With Barrels. Ronaldo Becomes First Football Billionaire With Big Saudi Contract. Ari Emanuel bets AI will boost leisure time with three-day working week. Lehman’s London Arm to Close, 17 Years and £28 Billion Later. “Putting pressure on the committee, going on talking about ‘I need the prize, I’m the worthy candidate’ — it’s not a very peaceful approach.” People Are Already Lining Up to Rent the Crypto Torture Townhouse.

Exhibit 2-5

Exhibit 3

Glass Lewis recommends against STAAR–Alcon merger, bolstering Broadwood’s campaign

Investing.com

Author: Luke Juricic

Published 10/09/2025, 08:58 AM

Investing.com -- The proxy war between STAAR Surgical Company (NASDAQ:STAA) and its largest shareholder, Broadwood Partners, has reached a fever pitch this week after influential proxy advisory firm Glass Lewis & Co. recommended that shareholders vote against the proposed $28-per-share sale of STAAR to Alcon AG (NYSE:ALC).

The report marks a watershed moment in the months-long standoff, aligning the proxy giant with Broadwood and fellow dissenters Yunqi Capital and Defender Capital in arguing that the deal undervalues the company, was rushed through under questionable circumstances, and may be tainted by conflicts of interest.

The recommendation represents a monumental win for Broadwood, which has led a relentless campaign to block the sale since its announcement in August. Together with Yunqi, Defender, and other outspoken holders, including CalSTRS and former CEO David Bailey, the opposing parties now represent over 34% of STAAR’s outstanding shares, an amount that could determine the fate of the $1.5 billion merger when shareholders vote at a special meeting on October 23.

With Glass Lewis siding squarely with the activists, and Institutional Shareholder Services (ISS) still to weigh in, the outcome of the shareholder vote has shifted from routine approval to open uncertainty.

A sale at half the price of earlier offers

In April 2024, STAAR rejected a $58-per-share bid from Alcon, which later withdrew a $55 offer with a $7 contingent value right (CVR). Yet, after a year of collapsing Chinese sales and a battered stock price, STAAR’s board agreed to sell for just $28 per share, a decision Broadwood has called “indefensible.” STAAR’s board has continually defended the deal, pointing out a 59% premium to its 90-day average trading price prior to the announcement.

STAAR, a California-based medical device maker specializing in implantable lenses (EVO ICLs) for medium-to-high nearsightedness correction, has seen its valuation drop amid slowing growth and heavy competition in its key Chinese market.

Alcon, the largest global player in ophthalmic surgery products, positioned the deal as a logical combination to accelerate adoption of STAAR’s ICL technology worldwide. STAAR’s board unanimously endorsed the merger, presenting it as a way to secure near-term value for investors and stabilize the company’s future amid what it described as “structural headwinds.”

But Broadwood Partners, a long-term investor holding roughly 27.5% of STAAR’s shares and involved with the company for three decades, has since opposed the sale, arguing it was a fire sale conducted at the wrong time, through a flawed process, and for the wrong price, all expedited by a conflicted board and management team.

Glass Lewis: “Wrong time, wrong process, wrong price”

In its report this week, Glass Lewis largely sided with Broadwood’s assessment. The proxy advisor said STAAR’s board executed the deal at a time when its financial performance and forecasts pointed to an imminent rebound, thereby “preempting the market’s ability to reappraise the company’s standalone value.”

It criticized the company’s decision to sign and announce the merger one day before its second-quarter results, which exceeded expectations, arguing the timing “blunted price discovery” and prevented both the board and shareholders from fully understanding STAAR’s recovery trajectory.

On process, Glass Lewis described a “fractured and disconcertingly dormant methodology,” noting that CEO Stephen Farrell and Board Chair Dr. Elizabeth Yeu allegedly failed to disclose inbound acquisition interest to other directors, a bombshell the firm said was admitted by STAAR representatives during its engagement.

Exhibit 3-1

Glass Lewis also raised alarms over a $23.7 million golden parachute for Farrell, including a $6.8 million tax gross-up, despite his mere five months in the CEO role, calling it an “egregious windfall for five months of pre-execution executive service.” The proxy firm concluded that the process was neither robust nor transparent, with limited solicitation of alternative bidders, rushed diligence windows, and termination fees that disincentivized competing offers.

On valuation, the advisory firm’s analysis found that the deal’s implied multiple, approximately 4.6x forward revenue, fell in the 34th percentile of comparable medical device buyouts and well below STAAR’s historical trading multiples. In its words, the transaction “rests on a relatively recent trading nadir” rather than fair value.

Its recommendation was unequivocal: shareholders would be “better served scuppering the current arrangement in favor of either a full process reset or the unadulterated pursuit of the company’s standalone potential.”

Broadwood’s four-part thesis: timing, process, conflicts, valuation

Broadwood’s campaign has long revolved around four pillars: inopportune timing, a flawed process, a conflicted board, and a suboptimal valuation.

The firm argues STAAR’s board sold the company “at the bottom” of a temporary downturn rather than a structural decline, ignored alternative bidders, allowed conflicts tied to Alcon to taint deliberations, and accepted a price that fails to reflect the company’s dominant technology and recovery prospects.

In its latest filings, Broadwood accuses STAAR’s leadership of revising internal forecasts downward days before the board vote, engineering a lower valuation that aligned neatly with Alcon’s bid. It also alleges Citigroup used an unjustifiably high cost of capital in its discounted cash flow analysis, artificially compressing the fair value range. Under standard assumptions, Broadwood estimates STAAR’s fair value at over $41 per share.

The hedge fund’s opposition began to intensify after STAAR’s initial proxy revealed that two potential buyers, referred to as Party A and Party B, described respectively as a private equity firm with Chinese portfolio interests and a healthcare investment platform, had reached out to a board member on August 3, just one day before the Alcon deal was signed. The board gave them less than 24 hours to respond. Broadwood argues this effectively shut down competition and ensured Alcon would remain the only bidder.

Broadwood has also criticized potential conflicts of interest on the board, pointing to Chair Dr. Elizabeth Yeu’s prior consulting relationship with Alcon, which remained active when the company first expressed interest in a deal.

Additionally, STAAR’s 45-day “window shop” period expired September 19 without competing proposals. Afterward, the breakup fee payable to Alcon nearly quadrupled, further discouraging new bids. Broadwood says the sale process inherently created this lack of offers; STAAR says it’s the other way around, pointing out that despite rumors of a sale, no parties launched a formal offer in the months leading up to the deal.

STAAR’s rebuttal: premium, certainty, and de-risking

STAAR’s board has strongly rejected Broadwood’s accusations, calling them “flawed, misleading, and misinformed.” The company argues the Alcon transaction delivers a compelling and certain cash premium of 59% to the 90-day volume-weighted average price (VWAP) and 51% to the last close before announcement.

In a new release issued Wednesday, STAAR said Broadwood’s campaign is “driven by self-interest” and warned that rejecting the merger could send shares back toward their pre-deal level near $18 per share. The company reiterated that the transaction provides “immediate and certain value” at a time when STAAR faces “ongoing volatility, uncertain macroeconomic conditions, and significant competitive and regulatory pressures.”

On timing, STAAR maintains that the merger decision followed an extensive, year-long strategic review overseen by independent directors. The company says the board evaluated multiple alternatives, including a standalone plan and potential partnerships, before determining that Alcon’s all-cash offer was the best available option in light of softening demand in Asia and near-term profitability challenges.

Exhibit 3-2

On process, STAAR said its review was “robust and thorough,” including a 45-day post-signing “window shop” period that allowed other bidders to emerge. “No alternative proposals were received,” the company emphasized, saying that outcome confirms Alcon’s bid represents the highest and best value reasonably attainable.

On conflicts, STAAR has defended its directors and advisors, saying claims of bias or improper influence are “completely unfounded.” The company said Chair Dr. Elizabeth Yeu’s previous consulting relationship with Alcon was modest, disclosed, and ended months before merger discussions resumed. It added that the board determined Yeu had no interest impairing her independent judgment before voting unanimously to approve the deal.

On valuation, STAAR rejected Broadwood’s claim that Citi’s fairness opinion used improper assumptions, saying the analysis reflected “realistic market risks and current business conditions.” The company accused Broadwood of inflating its own estimates and relying on “rosy growth assumptions” disconnected from actual sales trends. “Our board chose a disciplined, fact-based approach grounded in market data,” STAAR said.

Responding to the Glass Lewis report, STAAR said it “strongly disagrees” with the proxy advisor’s conclusions, arguing the firm “overlooks key contextual factors” and “fails to recognize the certainty and strategic logic” of the Alcon merger. The company said Glass Lewis “mischaracterized the timeline of the sale process” and “ignored the comprehensive analysis conducted by Citi and the board over twelve months.”

Defender Capital joins the opposition

Adding to the company’s challenges, Defender Capital, a long-term shareholder with roughly 1.5% ownership, came out against the merger this week. The firm highlighted that STAAR had rejected Alcon’s $58-per-share bid just 16 months earlier and questioned the rationale for selling now at less than half that price.

“With recent positive projections and outlook released by management, we see no compelling reason to sell STAAR at this time,” Defender said.

Defender joins Broadwood and Hong Kong–based Yunqi Capital, which owns about 5% of STAAR and argues that the Alcon bid “materially undervalues” the company’s rebound potential in China. Yunqi has cited improving macro conditions and inventory normalization as signs STAAR’s downturn was transitory, not permanent.

On the other side sits Soleus Capital, STAAR’s second-largest active stockholder with a 6% stake. “Soleus has informed the Board that it is supportive of the merger and intends to vote in favor absent a material change in circumstances,” STAAR announced in late September.

Glass Lewis: institutional weight

While activist rhetoric can polarize, Glass Lewis’ recommendation injects objective, institutional weight into the opposition. Many large asset managers and index funds align their votes with Glass Lewis or ISS, meaning the proxy advisor’s stance could directly influence the merger’s fate.

For Broadwood, the endorsement validates months of pressure. For STAAR, it presents a serious headwind: if ISS follows suit, the merger’s path to approval may narrow dramatically.

STAAR’s core business

Founded in 1982, STAAR Surgical develops and manufactures implantable collamer lenses (ICLs) used to correct nearsightedness without cutting the cornea. Its flagship EVO ICL franchise controls roughly 90% of global phakic intraocular lens revenue, shielded by a web of patents covering its proprietary Collamer material, lens designs, and injector systems.

ICL adoption has surged as patients seek reversible, non-LASIK alternatives, though STAAR’s exposure to China, where sales plunged amid distributor destocking and weak consumer spending, has been its Achilles’ heel. Broadwood argues the slump is temporary; STAAR says the market is nearing saturation.

Exhibit 3-3

The company’s appeal lies in a 30-year safety record and growing U.S. adoption since the FDA approved EVO ICL in 2022. Critics of the Alcon deal say those advantages make the $28 sale price particularly hard to justify.

Some investors view the STAAR dispute as part of a broader pattern of aggressive consolidation by Alcon, which has engaged in six acquisitions or major investments over the past year. Earlier this year, the Swiss eye-care giant faced litigation over its control of Aurion Biotech, where investors allege Alcon, through the help of former STAAR CEO Thomas Frinzi, engineered a board deadlock to block an IPO and later acquired control at a discount.

To critics, STAAR fits a similar narrative: a dominant player neutralizing a disruptive rival before its technology can erode market share. To supporters, STAAR faces higher odds of failure standalone than it does with the support of a key industry player like Alcon, and investors get to benefit from the cash-in rather than facing saturation risks.

Why it matters

If the merger passes, it will cement Alcon’s dominance in ophthalmic lenses and deliver STAAR shareholders an immediate cash exit. If it fails, STAAR’s valuation could drop in the short term, but Broadwood and its allies argue the company can recover, cut costs, and pursue a new, transparent sale process “from a position of strength.”

As ISS’s recommendation and the October 23 vote approach, STAAR’s future and the credibility of its board hang on the outcome.

Exhibit 3-4

Exhibit 4

Defender Capital Opposes STAAR Surgical’s Proposed Sale to Alcon

CHARLOTTE, N.C., Oct. 7, 2025 /PRNewswire/ -- Defender Capital (“Defender” or “we”), a long-term shareholder of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA) owning approximately 1.5% of the Company’s outstanding common stock, today issued the following statement outlining its opposition of the proposed acquisition of STAAR by Alcon Inc. (“Alcon”) (NYSE: ALC):

We have been significant STAAR shareholders for more than ten years and remain convicted in the significant value of the Company. The proposed sale of STAAR to Alcon for $28 per share significantly undervalues the Company, especially when considering the STAAR Board of Directors' rejection of Alcon's previous offer for $58 per share in cash only sixteen months ago.

With recent positive projections and outlook released by management, we see no compelling reason to sell STAAR at this time. We are disappointed that the Board has pursued this ill-advised transaction at a valuation that does not reflect the prospects of STAAR's business as a standalone company.

About

Defender Capital, an SEC-Registered Investment Advisor, manages investment accounts – retirement accounts, non-retirement accounts, trusts, corporate accounts, donor-advised funds, etc. – for individuals, families, and corporations.  We take a research driven, long-term approach, investing in U.S. equities.

Contacts

ASC Advisors
Taylor Ingraham
tingraham@ascadvisors.com
203 992 1230

SOURCE Defender Capital

Exhibit 4-1